Exhibit 1

Joint Filing Agreement

This will confirm the agreement by and among all the undersigned that the Statement on Schedule 13D filed on or about this date and any further amendments thereto with respect to beneficial ownership by the undersigned of the shares of the common stock, par value $0.15 per share, of Puroflow Incorporated, a Delaware corporation, is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934.

The undersigned further agree that each party hereto is responsible for timely filing of such Statement on Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, provided that no party is responsible for the completeness and accuracy of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate. The undersigned further agree that this agreement shall be included as an Exhibit to such joint filing.

This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the undersigned has caused this Joint Filing Agreement to be executed as of this 9th day of May, 2003.

MSR I SBIC, L.P.

By: MSR I SBIC Partners, LLC

    By: /s/ Daniel A. Levinson

             Daniel A. Levinson

             Its: Managing Member

Tri-Lev LLC

By: MSR Advisors, Inc.

    By: /s/ Daniel A. Levinson

             Daniel A. Levinson

             Its: President

MSR Advisors, Inc.

By: /s/ Daniel A. Levinson

             Daniel A. Levinson

             Its: President

MSR I SBIC Partners, LLC

By: /s/ Daniel A. Levinson

             Daniel A. Levinson

             Its: Managing Member

Daniel A. Levinson

/s/Daniel A. Levinson

Daniel A. Levinson